NEWS RELEASE for March 16, 2009

BIOLASE REPORTS FOURTH QUARTER, YEAR-END RESULTS

Financial Restructuring in Full Effect by Q2; Quarterly Cash Breakeven Target Aligned with New
Minimum Purchase Agreement

IRVINE, CA (March 16, 2009) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its fourth quarter and year ended December 31, 2008.

Net revenue for the fourth quarter and year ended December 31, 2008 was $11.6 million and $64.6 million, respectively, compared to $20.8 million and $66.9 million in the respective prior year periods.  Gross margin as a percentage of net revenue for the fourth quarter and year ended December 31, 2008, was 47 percent and 51 percent, respectively, as compared with 47 percent and 52 percent of net revenue for the fourth quarter and year ended December 31, 2007.

BIOLASE Chief Executive Officer David M. Mulder said, “The top line result for BIOLASE as for most medical capital equipment suppliers has been impacted substantially by macroeconomic factors from late summer through today.  It is the full awareness of those economic conditions and resulting corporate challenges that has led management to a series of significant and necessary changes in our structure and organization that will lead to improved financial footing and the ability to succeed during this very challenging time.  These changes will put us in a much stronger position to both manage within our means and to prosper and generate cash as full implementation of the restructuring takes hold in Q2 and beyond.”

Key changes at the Company include:

•	A restructured multi-year distribution agreement with Henry Schein, Inc. that calls for minimum bi-monthly purchases totaling $42.7 million over the initial 14-month term starting in February, and escalating levels of sales in each of the two additional optional 12-month terms;

•	Closure of the international subsidiaries that had been consuming cash resources and producing yearly losses of more than $4 million, in addition to rapidly advancing plans to replace many of those territories with the Henry Schein international organization; and

•	Significant headcount and cost cutting activities that have already been implemented in order to better align corporate cost structure with minimum sales levels.

Mulder continued, “Beyond the changes made to secure base revenues and align costs during these difficult times, we continue to pursue growth plans for the future.  I am pleased with our process improvements over the past few months and our R&D efforts will continue to focus on maintaining innovation leadership. Our long term success, however, will be driven by the passion of employees and luminary doctors who understand and value what Waterlase Dentistry can do for a practice and its patients.  Our world market penetration into the dental market place is still just under 1 percent, but we have pushed up to and well past 5 percent in penetration in several key geographies, domestically and internationally. We have found that one key trait these areas have in common is strong product champions.  As we reposition the Company to succeed in this new world economy, we are dedicated to increasing the number of these champions that are spreading the knowledge and the passion for this revolutionary way to perform dentistry – a vision shared by parents of children who do not have to experience shots and drills and doctors who are attracting more patients and doing more procedures with improved patient relations, our luminaries and our distributors, most notably our visionary partner, Henry Schein.”

Operating expenses in the 2008 fourth quarter and year were $10.3 million and $41.4 million compared to operating expenses of $12.4 million and $43.5 million in the respective prior year periods.  Operating expenses for 2008 included a $1.2 million charge for the October legal settlement with Diodem and the associated legal fees in that quarter plus approximately $587,000 related to impairment of intangible assets and property.  The 2007 period includes restructuring charges of $802,000 related to management changes in November 2007.  In 2008, the Company had significant initiatives including the new sales process and CRM program, new market messaging and materials, and several customer service programs, including education and training.

Other income in the fourth quarter included a loss on foreign currency of $390,000 compared to a favorable foreign currency adjustment of $1.3 million in the same period of 2007.  Other income for the full year 2008 included a $186,000 loss on foreign currency compared to a gain of $1.4 million for the year-earlier.  The foreign currency fluctuations were driven by inter-company payables from the foreign subsidiaries to BIOLASE.  In mid-October, BIOLASE restructured these payables into capital contributions, which is expected to significantly reduce future foreign currency gains and losses reflected in other income.

Net loss for the fourth quarter of 2008 was $5.3 million, or $0.22 loss per share, compared with a net loss of $1.1 million, or $0.05 loss per share, in the same period of 2007.  Net loss for the year ended December 31, 2008, was $9.1 million, or $0.38 loss per share, compared with a net loss of $7.3 million, or $0.31 loss per share in the prior year.

Cash on hand at December 31, 2008 was $11.2 million, with $5.4 million drawn from a line of credit with Comerica.  The line of credit was repaid in the first quarter of this year with cash on hand and closed.  With the changes described above, the company believes it will have sufficient resources to meet obligations and sustain operations.

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the fourth quarter and year ended December 31, 2008 and to answer questions.  The dial-in number for the call is toll-free 1-800-762-8973 or toll/international 1-480-629-1990.  The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain, faster and biological recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

- TABLE FOLLOWS –

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Products and services revenues	$ 10,760	$ 19,927	$ 61,010	$ 63,085
License fees and royalty revenue	875	913	3,615	3,804

Net revenue	11,635	20,840	64,625	66,889
Cost of revenue	6,193	11,046	31,963	32,364

Gross profit	5,442	9,794	32,662	34,525

Operating expenses:
Sales and marketing	5,768	7,029	22,040	26,648
General and administrative	2,366	3,160	12,006	10,941
Engineering and development	1,535	1,418	5,580	5,104
Patent infringement legal settlement	—	—	1,232	—
Impairment of intangible asset	232	—	232	—
Impairment of property, plant and equipment	355	—	355	—
Restructuring charge	—	802	—	802

Total operating expenses	10,256	12,409	41,445	43,495

Loss from operations	(4,814)	(2,615)	(8,783)	(8,970)
Non-operating (loss) gain, net	(444)	1,411	(225)	1,853

Loss before taxes	(5,258)	(1,204)	(9,008)	(7,117)
Income tax provision	29	(56)	121	163

Net Loss	$ (5,287)	$ (1,148)	$ (9,129)	$ (7,280)

Net loss per share:
Basic	$ (0.22)	$ (0.05)	$ (0.38)	$ (0.31)
Diluted	$ (0.22)	$ (0.05)	$ (0.38)	$ (0.31)

Shares used in the calculation of net loss per share:
Basic	24,244	23,889	24,178	23,853
Diluted	24,244	23,889	24,178	23,853

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$ 11,235	$ 14,566
Accounts receivable, less allowance of $526 and $1,033 in 2008 and 2007, respectively	3,758	11,266
Inventory, net	12,410	7,627
Prepaid expenses and other current assets	1,391	2,317

Total current assets	28,794	35,776
Property, plant and equipment, net	3,040	4,040
Intangible assets, net	613	1,208
Goodwill	2,926	2,926
Deferred tax asset	29	50
Other assets	306	308

Total assets	$ 35,708	$ 44,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$ 5,404	$ 3,552
Accounts payable	7,509	6,151
Accrued liabilities	8,255	9,431
Deferred revenue, current portion	2,603	5,649

Total current liabilities	23,771	24,783
Deferred tax liabilities	376	342
Deferred revenue – long-term	1,875	2,236
Other liabilities – long-term	296	456

Total liabilities	26,318	27,817

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 26,208 and 25,967 shares issued; 24,244 and 24,003 shares outstanding in 2008 and 2007, respectively	27	26
Additional paid-in capital	115,698	113,430
Accumulated other comprehensive (loss) gain	(187)	54
Accumulated deficit	(89,749)	(80,620)

	25,789	32,890
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	9,390	16,491

Total liabilities and stockholders’ equity	$ 35,708	$ 44,308

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